Exhibit 10.7.2

FIRST LEASE AMENDMENT

THIS FIRST LEASE AMENDMENT (“Amendment”) is dated January 31, 2013, by and between CORE Realty Holdings Management, Inc., a California corporation, fbo Brookfield Lakes Tenants in Common (“Landlord”) and Connecture, Inc., a Delaware corporation (“Tenant”).

W I T N E S S E T H

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated May 10, 2012 (the “Lease”) for the rental of certain leased premises in the building commonly known as Brookfield Lakes Corporate Center XVII at 18500 W, Corporate Drive, Brookfield, Wisconsin (the “Building”), as more particularly described in the Lease (the “Leased Premises”); and

WHEREAS, Landlord and Tenant mutually desire to lease additional space within the Building, on the terms and conditions described herein; and

WHEREAS, Landlord and Tenant desire to amend the Lease as set forth in this Amendment, and evidence their respective agreements and obligations with respect thereto.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1. Additional Premises. As soon as reasonably possible but in no event later than February 1, 2013, Landlord shall deliver to Tenant an additional 3,487 of rentable square feet of space located on the second floor of the Building commonly known as Suite 210 and more particularly outlined on EXHIBIT A-1 attached hereto (the “Additional Premises”) in accordance with the requirements set forth in Paragraph 4 below. Upon Landlord’s delivery of the Additional Premises to Tenant as set forth in the immediately preceding sentence, the Additional Premises shall be subject to the terms and conditions of the Lease except as expressly set forth in this Amendment.

2. Term for the Additional Premises. Notwithstanding anything to the contrary set forth in the Lease, the lease term for the Additional Premises (the “Additional Premises Term”) will commence the date upon which Landlord delivers the Additional Premises to Tenant and will expire January 31, 2014, unless terminated or extended pursuant to any provision of this Amendment or the Lease. In no event, however, shall Tenant be obligated to pay Base Rent or Additional Rent for any period of its occupancy or use of the Additional Premises prior to February 1, 2013.

3. Rent for the Additional Premises. For the period commencing February 1, 2013 to January 31, 2014, Base Rent for the Additional Premises shall be $10.75 per square foot, or $3,123.77 per month, net of Operating Costs which are currently estimated at $8.75 per square foot, or an additional $2,542.60 per month in Additional Rent.

4. Delivery Condition of the Additional Premises. As soon as reasonably possible but in no event later than February 1, 2013, Landlord shall thoroughly clean and deliver the Additional Premises to Tenant and shall ensure that all mechanical and utility systems serving the Additional Premises, including the electrical, plumbing and HVAC systems, are in good working order and repair. Except as otherwise set forth herein or in the Lease, Landlord shall deliver the Additional Premises to Tenant in an “as is” condition.

5. Proportionate Share for the Additional Premises. Notwithstanding anything to the contrary set forth in the Lease, Tenant’s Proportionate Share for the Additional Premises will be deemed to be 5.78%.

6. Extension Options for the Additional Premises. Tenant shall have two (2) successive options to extend the Additional Premises Term, each option for an additional one (1) year period, with (i) the first such extended term commencing immediately upon the expiration of the original Additional Premises Term and continuing for one (1) year thereafter, and (ii) the second such extended term commencing immediately upon the expiration of the first extended term and continuing for one (1) year thereafter. The exercise of the first option shall not imply or require the exercise of the second option. Tenant shall exercise each of the foregoing options by written notice to Landlord given no less than [three (3)] months prior to the commencement of the respective extended term. In the event Tenant exercises one or both of its options to extend the Additional Premises Term, Landlord and Tenant shall use commercially reasonable efforts to agree upon a mutually-acceptable Base Rent for the Additional Premises during such extended term or terms, as applicable.

7. Miscellaneous. Tenant represents to Landlord that, to the best of Tenant’s knowledge, Landlord is not in default under the Lease and no condition exists which, with the passage of time or the giving of notice, or both, could ripen into a default. Landlord represents to Tenant that, to the best of Landlord’s knowledge, Tenant is not in default under the Lease and no condition exists which, with the passage of time or the giving of notice, or both, could ripen into a default. All other terms and conditions of the Lease, except as expressly or by necessary implication modified herein, shall remain in full force and effect from and after the date hereof. In the event of a conflict between the terms and conditions of this Amendment and the terms and conditions of the Lease, the terms and conditions of this Amendment shall prevail. As of the date hereof, the term “Lease” shall refer to the Lease and this Amendment. This Amendment contains the entire agreement between the parties hereto with respect to the subject matters hereof. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute together one and the same instrument. Landlord and Tenant hereby acknowledge and agree that an executed copy of this Amendment delivered by facsimile or electronic mail transmittal shall have the effect of an original, executed instrument.

8. Broker. Landlord and Tenant each represent and warrant to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, except Conklin Real Estate Services, LLC, whose commission shall be payable by Landlord, and that it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this Amendment. Landlord and Tenant each agree to indemnify, defend and hold the other harmless from all costs and liabilities, including reasonable attorneys’ fees and costs, arising out of or in connection with claims made by any other broker or individual who alleges that it is entitled to commissions or fees with regard to this Amendment as a result of dealings it had with the indemnifying party.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

LANDLORD:		TENANT:

CORE Realty Holdings Management, Inc., a California corporation, fbo Brookfield Lakes Tenants in Common		Connecture Inc. a Delaware Corporation

BY:	/s/ CORE Realty Holdings Management, Inc.	BY:	/s/ James Purko

	CORE Realty Holdings Management, Inc.		James Purko
	(Please print name.)		(Please print name.)

ITS:		ITS:	CFO
	(Please print title.)		(Please print title.)